Exhibit 99.1
PowerSecure Announces $12 Million of Awards for Smart Grid Power Systems and Utility Infrastructure Projects
Wake Forest, N.C. – September 29, 2009 – PowerSecure International, Inc. (Nasdaq: POWR) today announced it has been awarded $12 million of new orders, including orders for 1) its industry-leading smart grid power systems, and 2) new utility infrastructure projects.
The new smart grid Interactive Distributed Generation® (IDG®) power systems will be deployed in partnership with utilities to deliver more efficient power during peak electricity demand, and provide standby power for hospital and telecommunications facilities. These systems will be electronically connected to and controlled by PowerSecure’s monitoring center 24x7, ensuring that the delivery of more efficient power is optimized, and that standby power is always ready to support customers’ operations.
The new utility infrastructure awards include transmission, distribution, and substation projects to upgrade and improve the efficiency of the electric grid. These projects will be completed on behalf of utilities, and include infrastructure to support large industrial business sites, institutions, federal facilities, and municipalities.
The entire amount of these new awards is for project-based business for which revenue is recognized as the projects are completed. The Company expects the projects to be completed, and revenue recognized, primarily from the fourth quarter of 2009 through the second quarter of 2010. Approximately $4 million of the new business is for the Company’s Interactive Distributed Generation systems, and $8 million is for utility infrastructure projects.
Sidney Hinton, CEO of PowerSecure, said, “We are very pleased to announce these new business awards. The strong pace of new business in our UtilityServices group is continuing, and is a testament to the terrific quality of work they are delivering our utility partners. Also, this most recent collection of new Interactive Distributed Generation system orders, along with an increase in activity we are seeing in our sales pipeline, give us optimism that our IDG business is beginning to accelerate as the economy improves. We are committed to exceeding the expectations of our utility partners and customers on all of these projects, and look forward to delivering them products and services with a strong, lasting value proposition.”
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Interactive Distributed Generation®, Utility Infrastructure, and Energy Efficiency. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast peak electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power, 2) provide utilities with dedicated electric power generation assets for their demand response needs, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with regulatory consulting, power system and transmission engineering and construction, and provides businesses with energy efficiency products and services, including its state-of-the art EfficientLights lighting solution for refrigerated cases. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the businesses discussed in this press release and the Company’s future revenues, earnings, margins, and other financial and operating information and data; the outlook for growing the Company through innovative energy management and conservation; business operations and prospects for the Company; the outlook for future gains in the Company’s revenues due to its business initiatives; the anticipated results of the Company’s products, solutions, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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